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                                                                  Exhibit 99.3

                               Offer to Exchange
                  11 1/4% First Mortgage Notes Due 2005, which
                have been Registered under the Securities Act,
                                for Outstanding
                      11 1/4% First Mortgage Notes Due 2005
                                      of
                      Anchor Glass Container Corporation
                     Fully and Unconditionally Guaranteed
                                      by
                             Consumers U.S., Inc.

To The Depository Trust Company Participants:

      We are enclosing herewith the materials listed below relating to the offer by Anchor Glass Container Corporation (the "Company") to exchange up to $150,000,000 aggregate principal amount of its 11 1/4% First Mortgage Notes Due 2005 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 11 1/4% First Mortgage Notes Due 2005 (the "Outstanding Notes") upon the terms and subject to the conditions set forth in the Prospectus dated ______________ , 1997 (the "Prospectus") of the Company and Consumers U.S., Inc. (the "Parent Guarantor"), and the related Letter of Transmittal (the "Letter of Transmittal"), in each case as amended or supplemented from time to time (which together constitute the "Exchange Offer"). Capitalized terms used but not defined herein have the meaning given to such terms in the Prospectus.

      Enclosed herewith are copies of the following documents;

      1.    Prospectus dated ____________, 1997;

      2.    Letter of Transmittal;

      3.    Notice of Guaranteed Delivery;

      4.    Instruction to Book-Entry Transfer Participant from Owner; and

      5. Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the offer will expire at 5:00 p.m., New York City time, on _____________ , 1997, unless extended.

      The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

      To participate in the Exchange Offer, a beneficial holder (a "Holder") of Outstanding Notes must cause a DTC Participant to tender such Holder's Outstanding Notes to The Bank of New York's (the "Exchange Agent") account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees, on behalf of the DTC Participant and the beneficial owners of tendered Outstanding Notes, to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms, on behalf of itself and the beneficial owners of tendered Outstanding Notes, all provisions of the
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Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

      Pursuant to the Letter of Transmittal, each Holder of Outstanding Notes will represent to the Company that (i) it is not an affiliate of either the Company or, if the Holder is an affiliate of the Company, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the Exchange Notes are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, (iii) the Holder has not entered into an arrangement or understanding with any other person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iv) the Holder is not a broker-dealer who purchased the Notes for resale pursuant to an exemption under the Securities Act, and (v) the Holder will be able to trade Exchange Notes acquired in the Exchange Offer without restriction under the Securities Act. If the tendering Holder is a broker-dealer that will receive Exchange Notes for its own account pursuant to the Exchange Offer, we will represent on behalf of such broker-dealer that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      The enclosed Instruction to the Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

      The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.
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      Additional copies of the enclosed material may be obtain from The Bank of
New York, 101 Barclay Street, (7 East), New York, NY 10286, Attention:
Reorganization Section.

                               Very truly yours,

                               Anchor Glass Container Corporation


                               By:
                                     --------------------------------------
                                     M. William Lightner, Jr.
                                     Vice President--Finance
                                     Chief Financial Officer and Treasurer


                               Consumers U.S., Inc.


                               By:
                                     --------------------------------------
                                     M. William Lightner, Jr.
                                     Vice President and Chief Financial Officer
                                     Anchor Glass Container Corporation


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ANCHOR GLASS CONTAINER CORPORATION, CONSUMERS U.S., INC. OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.